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                                                                     EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                          KIANTONE PIPELINE CORPORATION

                 Pursuant to Section Three of the Transportation

                                Corporations Law.


                  For the purpose of forming a pipe line corporation under the Transportation Corporations Law of the State of New York, the undersigned hereby certifies that he is over 21 years of age and that:

                  1. The name of the corporation shall be

                         KIANTONE PIPELINE CORPORATION.

                  2. The purposes for which the corporation is formed are to construct and operate for public use partly within and partly without this state, lines of pipe for conveying petroleum, gas, liquids or any products or property and to maintain and operate for public use for such purposes lines of pipe already constructed.

                  3. The office of the corporation is to be located in the Town of Busti, Chautauqua County, New York.

                  4. The aggregate number of shares the corporation is authorized to issue is four thousand (4,000), The shares are to consist of one class only, are to be of a par value of $5.00 each, and are designated "common shares".

                  5. The Secretary of State of the State of New York is designated as the Agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process
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served upon him is 122 Chautauqua Avenue, Lakewood, New York 14750.

                  6. The corporation shall be a pipe line corporation. The places from and to which the pipe lines are to be maintained are West Seneca, Erie County, New York and Warren County, Pennsylvania, crossing the New York-Pennsylvania border between or near the Towns of South Valley, Cattaraugus County, New York and Elk, Warren County, Pennsylvania. The counties through which or in which such pipe lines are to be maintained and operated are Erie County, New York; Cattaraugus County, New York and Warren County, Pennsylvania.

                  7. Subject to any limitation provided in any statute of the State of New York, the corporation if furtherance of its corporate purposes shall have all the powers now or hereafter conferred by statute upon, or otherwise legally attributable to, pipe line corporations.

                  IN WITNESS WHEREOF, I have made and signed this certificate this 13th day of October, 1970, and I affirm the statements contained therein as true under penalties of perjury.


                                           /s/  John M. Kimball
                                    __________________________________________
                                          John K. Kimball
                                          Incorporator
                                          1330 Marine Trust Building
                                          Buffalo, New York 14203